Exhibit 99

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
January 9, 2018 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030

Nordstrom Reports November and December Combined Sales

SEATTLE, Wash. (January 9, 2018) – Nordstrom, Inc. (NYSE: JWN) today announced an increase in its net sales of 2.5 percent and an increase in comparable sales of 1.2 percent for the nine weeks ended December 30, 2017, compared with the same period last year. This reflected an improvement in Nordstrom full-line and Nordstrom Rack stores relative to year-to-date sales trends and continued growth in e-commerce at Nordstrom.com and Nordstromrack.com/HauteLook.

In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales when combined with Trunk Club, increased 0.7 percent and comparable sales increased 1.0 percent. In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 8.2 percent and comparable sales increased 2.9 percent.

Based on holiday results, the Company has updated its fiscal 2017 expectations for an increase in net sales of approximately 4.2 percent, inclusive of the 53rd week, and an increase in comparable sales of approximately 0.5 percent. Nordstrom expects full-year earnings per diluted share to be in a range of $2.90 to $2.95, compared with its prior outlook of $2.85 to $2.95. This reflects sales performance near the high end of the Company’s outlook range, continued stability in merchandise margins and expected deleverage from higher supply chain, technology, and occupancy expenses associated with Nordstrom’s growth initiatives. The Company’s updated outlook does not incorporate the potential impact of federal tax reform.

The Company is scheduled to report its fourth quarter and full-year 2017 financial results after the close of the financial markets on Thursday, March 1, 2018. Additional detail on the Company’s financial performance will be provided at that time.

ABOUT NORDSTROM

Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 366 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 232 Nordstrom Rack stores; two Jeffrey boutiques; two clearance stores; seven Trunk Club clubhouses; and its Nordstrom Local service concept. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook, and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, our anticipated financial outlook for the fiscal year ending February 3, 2018, our anticipated annual total and comparable sales rates, our anticipated new store openings in existing, new and international markets, our anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Our actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online, as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; our ability to respond to the business and retail environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model;

timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; efficient and proper allocation of our capital resources; the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the effect of the announcement by the members of the Nordstrom family relating to the exploration of a possible “going private transaction” on our relationships with our customers, employees, suppliers and partners, operating results and business generally; our ability to safeguard our reputation and maintain our vendor relationships; our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our future leaders, which could be impacted by the uncertainty about the possibility of a “going private transaction;” our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank USA, N.A. (“TD”); the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected timeframes; the timing, price, manner and amounts of future share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; the impact of economic or political conditions in the U.S. and countries where our third party vendors operate; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2017, and our Form 10-Q for the fiscal quarters ended April 29, 2017, July 29, 2017 and October 28, 2017, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.